INTERNATIONAL TUNGSTEN INC.
1435 – 1188 West Georgia Street
Vancouver, British Columbia V6E 4A2

NEWS RELEASE

International Tungsten Announces Amendments to
Share Exchange Agreement and Amalgamation Agreement

June 15, 2018 – Vancouver, B.C. – International Tungsten Inc. (the “Company”) announces that, further to its news release dated March 19, 2018, it has amended and restated each of (i) the share exchange agreement among the Company, Specialty Medijuana Products Inc. (“Specialty”) and the shareholders (the “Specialty Shareholders”) of Specialty (such amended and restated agreement referred to as the “Amended and Restated Share Exchange Agreement”) and (ii) the amalgamation agreement among the Company, Choom Holdings Inc. (“Choom”) and Arbutus Brands Inc. (“Arbutus”) (such amended and restated agreement referred to as the “Amended and Restated Amalgamation Agreement” and, together with the Amended and Restated Share Exchange Agreement, the “Amended Agreements”).

Among other things, the Amended Agreements (i) allow for completion of the transactions contemplated therein prior to Specialty’s receipt of a license to produce (the “License”) under the Access to Cannabis for Medical Purposes Regulations (ACMPR), receipt of which was originally a closing condition under the original agreements, and (ii) modify the consideration payable to the Specialty Shareholders such that only one-fifth of the consideration originally payable will be released on closing, with the following four-fifths (the “Second Tranche”) of such consideration to be released on Specialty’s receipt of the License. In the event Specialty does not receive the License within 12 months of closing of the Amended Agreements, Choom will have the option to return Specialty’s license application, along with any property associated therewith, to the Specialty Shareholders and the Specialty Shareholders’ entitlement to the Second Tranche will be cancelled.

Additional information regarding the Acquisition will be made available under the Company’s profile on SEDAR (www.sedar.com) as such information becomes available.

None of the securities to be issued pursuant to the Transaction have been or will be registered under the United States Securities Act of 1933, or any state securities laws, and any securities issued pursuant to the Transaction are anticipated to be issued in reliance upon available exemptions from such registration requirements and applicable exemptions under state securities laws. This news release does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities in the United States.

For further information please contact:

Stephen Leahy, Chief Executive Officer and Chairman
International Tungsten Inc. Email: itungsten@outlook.com
Tel: 604.729.4573

FORWARD LOOKING INFORMATION

This press release contains forward-looking statements. The use of any of the words “anticipate”, “continue”, “estimate”, “expect”, “may”, “will”, “project”, “intends”, “should”, “believe” and similar expressions are intended to identify forward-looking statements. Forward-looking statements in this press release include statements regarding: the transactions contemplated under the Amended Agreements, including as to the terms thereof; that all required conditions for completion of the Amended Agreements will be satisfied; and that Specialty will receive the License. Although the Company believes that the expectations and assumptions on which the forward-looking statements are based are reasonable, undue reliance should not be placed on the forward-looking statements because the Company can give no assurance that they will prove to be correct. Since forward-looking statements address future events and conditions, by their very nature they involve inherent risks and uncertainties, including: that the Acquisition will not complete as contemplated or at all; and other factors beyond the Company’s control. Additional risk factors are included in the Company’s Management’s Discussion and Analysis, available under the Company’s profile on www.sedar.com. The forward-looking statements are made as at the date hereof and the Company disclaims any intent or obligation to publicly update any forward- looking statements, where because of new information, future events or results, or otherwise, except as required by applicable securities laws.